EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-59100, 333-69389, 333-72622, 333-72624 and 333-120485) of Handleman Company of our report dated June 29, 2007, except for the effects of discontinued operations discussed in Note 3 and the change in the composition of reportable segments discussed in Note 13 to the consolidated financial statements, as to which the date is August 11, 2008, relating to the financial statements and financial statement schedule, which appears in this form 10-K.

/s/PricewaterhouseCoopers LLP

Detroit, Michigan

August 11, 2008